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                                                              EXHIBIT 1.A.(5)(g)

                          CONTINUING COVERAGE RIDER


CONTINUING COVERAGE RIDER

This rider provides Continuing Coverage on and after the Final Premium Acceptance Date stated in the Data Section. The amount of coverage that continues is the Face Amount that was in force on the Final Premium Acceptance Date.

The date of issue of this rider is the policy Date of Issue.

CONTINUING
COVERAGE

On the Continuing Coverage Start Date shown in the Data Section, the Death Benefit Option of the policy will automatically revert to Option A. The Death Benefit Option may not thereafter be changed.

On the Final Premium Acceptance Date, if the terms of this rider are met and the policy remains in force:

1. the terms of the Insurance Continuation provision of the policy are negated; and
2.      no additional premium will be accepted on the policy, and
3. all Accumulated Value will be transferred to the Fixed Account, and no transfers will be thereafter allowed; and
4.      all Monthly Deductions on the policy will cease; and
5. the Owner may continue to access the Cash Surrender Value and make or repay Policy Loans.

COST OF THIS
RIDER

Monthly charges for this rider, identified in the Data Section, will be assessed beginning on the Continuing Coverage Start Date.

SUICIDE
LIMITATIONS

If either of the Insureds dies within two years of the date of issue of this rider as the result of suicide, while sane or insane, we will pay only the sum set forth in the Suicide Limitation provision of the policy. Payment will be made to the Beneficiary.

INCONTESTABILITY

After this rider has been in force during the life of each Insured for two years from its date of issue, we will not contest it.

CONSIDERATION

This rider is issued in consideration of the application for the rider and the monthly cost of the rider. The rider and a copy of the application for the rider shall become part of the policy on the date of issue of the rider.

TERMINATION

This rider shall terminate on the earliest of:

        1. any Monthly Policy Date requested, if before that date we receive at our Home Office written request for termination; or

        2       the date the policy terminates.

When this rider terminates:

        1.      all rights under this rider shall cease;. and
        2.      there will be no further monthly costs for this rider; and
        3. the policy will be considered separate and complete without this rider.

Signed for National Life Insurance Company at Montpelier, Vermont, as of the date of issue, by

Chairman of the Board
and
Chief Executive Officer



7462(0398)